LOAN FACILITY AGREEMENT

This Loan Facility Agreement (this "**Agreement**") is dated 29 June 2024.

BETWEEN

(1) **BELIVE TECHNOLOGY PTE. LTD.** (Singapore UEN 201417743R) with its registered office 26A Ann Siang Road #03-00, Singapore 069706 ("**the Company**").

AND

(2) **FTAG ASSET MANAGEMENT LTD.** (Labuan Company Registration No. LL16091) with its registered address at Level 15(A1) Main Office Tower, Financial Park Labuan, Jalan Merdeka,87000, Federal Territory of Labuan, Malaysia ("**the Lender**").

(The Lender and the Company shall be collectively referred to herein as the "**Parties**", and each, a "**Party**").

WHEREAS:

(A) The Company is experiencing a deficit in its cash flow/working capital each month and is proposing to complete a listing on the NASDAQ Capital Market ("**the Listing**"). Accordingly, the Company requires financing for general working capital and corporate purposes and for the payment of Listing expenses.

(B) The Company requires a loan facility of up to US$2,000,000.00 ("**the Facility**"), and has requested the Loan from the Lender.

(C) The Lender confirms that it is making available the loan facility described below to the Company subject to the terms and conditions set out in this Agreement (as it may be supplemented or amended from time to time):

(D) It is expressly stated that the Lender is not in the business of moneylending.

NOW IT IS HEREBY AGREED:

1. **LOAN FACILITY**

1.1 The Lender shall make available a loan facility of up to US$2,000,000.00 or its equivalent in relevant currency, to the Company ("**the Facility**").

1.2 Any use of the proceeds drawn under the facility shall (unless with prior written consent of the Lender) be applied only to pay the Company's operating expenses and for the payment of costs and expenses in connection with the Listing.

1.3 The Facility shall remain available, and not be withdrawn by the Lender, for a period of 24 months commencing from the date of the Company's unaudited interim condensed consolidated financial statements (i.e. such date being 30 June 2024), provided always that the Agreement is not terminated under Clause 9 hereinunder.

2. **DRAWDOWN**

2.1 The Company may, on any Business Day after the date hereof (or such other date as agreed between the Lender and the Company), make drawings under the Facility provided that a notice of drawing is received by the Lender at least 3 Business Days before the proposed date of drawings. For the purpose of this Agreement, a "**Business Day**" shall mean a day (excluding Saturday) on which banks are open for business in Malaysia.

3. **REPAYMENT**

3.1 The Company shall, within 28 Business Days from the date of closing its IPO for Listing ("**the Repayment Date**"), repay to the Lender all outstanding amounts of the Facility, including accrued and unpaid interest, and any other sums due or payable by the Company to the Lender under this Agreement.

3.2 The Company may prepay the whole or part of the principal amount borrowed and owing under the Facility without paying any fee, penalty or compensation to the Lender (but without prejudice to the Company other obligations set out herein) provided that the Company shall have given to the Lender not less than 24 hours prior written irrevocable notice. On the date on which any such prepayment is made, the Company shall pay to the Lender the principal amount to be prepaid and any other sums due and payable by the Company hereunder.

3.3 Any notice of prepayment given by the Company shall be irrevocable and shall oblige the Company to prepay in accordance with such notice. Any amount prepaid may not be re-borrowed.

3.4 All payments by the Company hereunder shall be made in immediately available funds free and clear of any withholdings or deductions for any present or future taxes, imposts, levies, duties or other charges. In the event that the Company is required by law to make any such deduction or withholding from any amount paid, the Company shall pay to the Lender such additional amount as shall be necessary so that the Lender continues to receive a net amount equal to the full amount which it would have received if such withholding or deduction had not been made.

4. **INTEREST**

4.1 The Facility shall bear interest at a rate of 5.5% per annum compounded daily commencing from the date of the first drawdown under the Facility under this Agreement until such date all outstanding amounts of the Facility, including accrued and unpaid interest, and any other sums due or payable by the Company to the Lender under this Agreement, have been paid.

5. **CONDITIONS**

5.1 The granting of the Facility is subject to copies of all mandates relating to the Listing shall be provided to the Lender within the next Business Day from the date of execution of this Agreement.

6. **REPRESENTATIONS AND WARRANTIES**

6.1 Each Party hereby represent and warrant to all other Parties that as at the date of this Agreement:

6.1.1 Each Party is entitled and has full power and authority to enter into and perform this Agreement and the terms of this Agreement are binding upon and enforceable against the warranting Party in accordance with its terms;

6.1.2 Each Party's entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by (a) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject, (b) its constitutive documents; and

6.1.3 Each Party had obtained independent legal advice for any and all matters arising out of and/or in relation to this Agreement prior to the execution of this Agreement.

7. **NOTICES**

7.1 All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post or by facsimile addressed to the intended recipient thereof at his or its address or facsimile number set out below or by email (or to such other address or facsimile number as any Party may from time to time notify the others) in accordance with the particulars set out as follows:

To **the Company**:	Address	:	26A Ann Siang Road #03-00, Singapore 069706
	Email address	:	kenneth.tan@belive.sg
	Attention	:	Kenneth Tan Teck Chuan
To **the Lender**:	Address	:	Level 15(A1) Main Office Tower, Financial Park Labuan, Jalan Merdeka,87000, Federal Territory of Labuan, Malaysia
	Email address	:	phil@ftagam.com
	Attention	:	Philip Wong Yee Teng

7.2 Any notice, demand or communication delivered herein shall be deemed to have been duly served: -

7.2.1 In the case of delivery by hand, when delivered;

7.2.2 In the case of facsimile or email, immediately upon the receipt by the sender of a confirmation note or any similar transmission report indicating that the notice or communication has been sent in full to the recipient's facsimile machine; or

7.2.3 In the case of registered post (if despatched to an address within the country of the sender) five (5) days or (if despatched by registered air-letter to an address outside the country of the sender) ten (10) days after posting, and in proving the same it shall be sufficient to show that the envelope containing the same was duly

addressed, stamped and posted.

8. **CONFIDENTIAL INFORMATION**

8.1 All communications between the Parties hereto and all information and other material supplied to or received by any of them from the others which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business or the financial matters of parties hereto or any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until compelled to disclose by judicial or administrative procedures or regulatory body, by other requirements of law, or the recipient can reasonably demonstrate that (a) it is or part of it is, in the public domain, whereupon, to the extent that it is in public, this obligation shall cease or (b) disclosure is with the prior consent of the other parties and in such cases, this obligation shall cease only to the extent required under the respective circumstances.

8.2 Each of the Parties shall procure the observance of the abovementioned restrictions and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their consultants and directors and those whose duties will require them to possess any of such information on a need-to-know basis shall have access thereto, and that the parties hereto shall procure that their respective consultants and directors shall treat the same as confidential.

8.3 Notwithstanding the termination of this Agreement, the obligations contained in this Clause shall endure without limit in point of time except and until any confidential information enters the public domain as set out above.

9. **TERMINATION**

9.1 Parties agree that the following shall be deemed to be an "**Event of Default**", and the non-defaulting Party may terminate the Agreement immediately by issuing a written notice to the other Party:

9.1.1 When it is in breach of any provision under the Agreement and has failed to remedy such breach after having been given 14 calendar days written notice to do so;

9.1.2 When it has any dissolution, winding-up, bankruptcy or any analogous proceedings commenced against it, whether in or outside Singapore, unless such application or proceedings are stayed or discharged within sixty (60) days or disputed in good faith and by appropriate proceedings;

9.1.3 When it becomes insolvent goes into liquidation (otherwise than for the purpose of reconstruction or amalgamation); or

9.1.4 When it enters into any composition or arrangement with its creditors.

9.2 After the service of the notice of termination by the terminating Party, Parties acknowledge and agree that the Agreement in whole or part thereof (where applicable) and any documents, instruments or agreements executed shall be deemed terminated and shall be

without any further effect (where applicable).

9.3 For the avoidance of doubt, the defaulting Party shall be liable to the other Parties for any damage, loss, costs or expenses incurred or sustained as a result of a breach of the Agreement, wilful misconduct or gross negligence. It shall be agreed and understood that, in addition to such liability, such other Parties shall have the right to request specific performance.

10. GENERAL

10.1 **Entire Agreement**: This Agreement shall constitute the whole agreement and understanding of the Parties and supersede any previous Agreements, understanding or agreement between them relating to the subject matter of this Agreement.

10.2 **Variation**: No variation of this Agreement shall be effective unless made in writing and executed by the Parties.

10.3 **Waiver and Indulgence**: No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.4 **Specific Performance:** The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10.5 **Assignment**: No Party to this Agreement shall assign its rights, obligations or interest herein including, without limitation, monies under this Agreement without the prior written consent of the other Party.

10.6 **No Partnership**: Nothing in this Agreement and no action taken by a Party under this Agreement shall be deemed to constitute a partnership between any of the Parties or constitute any Party the agent of any other Party for any purpose.

10.7 **Illegality and Severability**: If any provision of this Agreement shall be or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable (wholly or partly), such invalidity or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

10.8 **Counterpart**: This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any counterpart and each counterpart may be signed and executed by the Parties and transmitted by electronic transmission and shall be valid and effectual as if executed as an original.

10.9 **Rights of Third Parties**: No term of this Agreement shall be enforceable under the Malaysia Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement,

but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

11. GOVERNING LAW AND JURISDICTION

11.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Malaysia. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the Malaysia courts.

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IN WITNESS WHEREOF this Agreement has been validly executed on the date first above written.

The Company

____
Name: **Kenneth Tan Teck Chuan**
Designation: Director
For and on behalf of
BELIVE TECHNOLOGY PTE. LTD.

Witnessed by:

____
Name: Abdul Latif Bin Zainal
Date: 29 June 2024
Witness

The Lender

____
Name: **Philip Wong Yee Teng**
Designation: Director
For and on behalf of
FTAG ASSET MANAGEMENT LTD

Witnessed by:

____
Name: James Chong
Date: 29 June 2024
Witness